MAM Utility Services Group Completes Electrical Collector System at Stetson Wind Farm

PRESQUE ISLE, ME -- (Marketwire - February 10, 2009) - MAM Utility Services Group, a wholly-owned subsidiary of Maine & Maritimes Corporation (NYSE Alternext US: MAM), today announced it has completed construction of an electrical collector system for the Stetson Wind Power Project near Danforth, Maine. Construction of the 57-megawatt wind generation project located at Stetson Mountain in Washington County, Maine, is owned and operated by First Wind of Newton, MA. Electrical engineers and technical subcontractors, under the direction of MAM Utility Services Group, assisted with the design and construction of 7.5 miles of overhead and 1.9 miles of 34.5 KV distribution line, and 1,900 feet of low voltage underground conductor, valued at approximately $4 million, in order to connect 38 General Electric 1.5 megawatt wind turbines to the New England electrical transmission network. MAM previously collaborated with First Wind on the Mars Hill Wind Power Project, and once again worked closely with an experienced Maine-based wind services team, including Reed & Reed, Sargent Corporation, and Maine Drilling & Blasting.

MAM President Brent M. Boyles said, "We are excited about another Maine wind energy project. Our prior experience with constructing and maintaining the electric interconnection facilities for the Mars Hill wind farm has been positive. Not only do these projects provide jobs and economic growth, wind farms help improve the power stability and reliability for the region."

The Stetson Project officially began generating power on a commercial basis and delivering it to the New England electrical grid on Thursday, January 22, 2009. At a ribbon-cutting event hosted by First Wind, Governor John E. Baldacci spoke about the project and the environmental and economic benefits of wind power to the State of Maine.

The Stetson Wind Project is now New England's largest wind farm and makes Maine the region's leading wind power state. Paul Gaynor, President and CEO of First Wind, said, "With nearly 100 MW of clean, wind energy being generated between Stetson Wind and our Mars Hill Project, we're making renewable wind power in Maine a reality and plan to continue our commitment to the State through a number of other projects already in development."

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Alternext US: MAM) is the parent company of MAM Utility Services Group, an unregulated wholly-owned US subsidiary which was incorporated on September 27, 2007. MAM USG focuses on such areas as transmission infrastructure to support wind generation, utility asset maintenance contracts, and other utility-related services. MAM is also the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

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For More Information Contact:
Virginia R. Joles
Director of Communications
Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com